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                                                                  Exhibit (1)(b)


                            ARTICLES SUPPLEMENTARY TO
                          ARTICLES OF INCORPORATION OF
             NEW YORK MUNICIPAL FUND FOR TEMPORARY INVESTMENT, INC.


                  NEW YORK MUNICIPAL FUND FOR TEMPORARY INVESTMENT, INC. a Maryland corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has classified all of the Two Billion (2,000,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation (par value One Mill ($.001) per share) as Class A Common Stock pursuant to the following resolutions adopted by the Board of Directors of the Corporation by written unanimous consent dated March 7, 1983:

                           RESOLVED, that pursuant to Article VI of the Articles
                  of Incorporation of the Corporation, all of the Two Billion (2,000,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation (of the par value of One Mill ($.001) per share and of the aggregate par value of Two Million Dollars ($2,000,000)) be, and hereby are, classified and designated as Class A Common Stock;

                           FURTHER RESOLVED, that each share of Class A Common
                  Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation of the Corporation with respect to its shares of capital stock.

                  SECOND: The shares of Class A Common Stock of the Corporation classified pursuant to the resolutions set forth in
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Article FIRST of these Articles Supplementary have been classified by the
Corporation's Board of Directors under the authority contained in the charter of the Corporation.

                  IN WITNESS WHEREOF, NEW YORK MUNICIPAL FUND FOR TEMPORARY INVESTMENT, INC., has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this 11th day of July, 1983.


                                             NEW YORK MUNICIPAL FUND FOR
                                             TEMPORARY INVESTMENT, INC.



                                             By:/s/ William J. Nutt
                                                ______________________________
                                                William J. Nutt, President


/s/ Morgan R. Jones
__________________________
Morgan R. Jones, Secretary

                                       -2-
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                                   CERTIFICATE


                  THE UNDERSIGNED, President of NEW YORK MUNICIPAL FUND FOR TEMPORARY INVESTMENT, INC., who executed on behalf of said Corporation the attached Articles Supplementary to Articles of Incorporation of said Corporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation, and certifies that, to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.


                                                      /s/ William J. Nutt
                                                      _________________________
                                                      William J. Nutt
                                                      President


Date:  July 11, 1983